Exhibit 2.1

AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Business Combination Agreement (as defined below) is entered into as of December 10, 2024, by and between Plum Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (the “Company”).

WHEREAS, on August 22, 2024, SPAC, the Company, Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned Subsidiary of SPAC, and Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia, entered into that certain business combination agreement (the “Business Combination Agreement”);

WHEREAS, pursuant to Section 11.11 of the Business Combination Agreement, the Business Combination Agreement may be amended or modified at any time, in whole or in part, only by a duly authorized agreement in writing executed by SPAC and the Company; and

WHEREAS, SPAC and the Company desire to amend the Business Combination Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Amendments to the Business Combination Agreement.

a.	The following definitions are hereby added to Section 1.01 of the Business Combination Agreement in alphabetical order:

““First Amendment” means that certain Amendment No. 1 to the Business Combination Agreement, dated as of December 10, 2024, by and between SPAC and the Company.”

““Nasdaq De-Listing” means the de-listing of the SPAC Class A Ordinary Shares, the SPAC Public Warrants and the SPAC Public Units from trading on Nasdaq on the Nasdaq De-Listing Date due to the failure of SPAC to satisfy Nasdaq Listing Rule IM-5101-2(b).”

““Nasdaq De-Listing Date” means January 27, 2025.”

““OTC Markets” means OTC Markets Group.”

b.	The following defined terms are hereby added to Section 1.02 of the Business Combination Agreement in alphabetical order:

“Extension Proposal	Section 7.07
Extension Proxy Statement	Section 7.07
NTA Proposal	Section 7.07
SPAC Extension Approval	Section 7.07
SPAC Extension Shareholders Meeting	Section 7.07
SPAC NTA Approval	Section 7.07”.

c.	Section 4.16(c) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(c) (i) Prior to the Nasdaq De-Listing, SPAC has at all times been in compliance with the applicable Nasdaq listing and corporate governance rules and regulations, and (ii) from and after the Nasdaq De-Listing, SPAC shall be at all times in compliance with the applicable OTC Markets listing and corporate governance rules and regulations.”

d.	Section 4.20 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Section 4.20 Nasdaq Quotation; OTC Markets Quotation. As of the date of this Agreement, the SPAC Class A Ordinary Shares, SPAC Public Warrants and SPAC Public Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “PLMJ”, “PLMJW” and “PLMJU” respectively. Prior to the Nasdaq De-Listing, there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares, SPAC Public Warrants or SPAC Public Units or terminate the listing of the SPAC Class A Ordinary Shares, SPAC Public Warrants or SPAC Public Units on Nasdaq (other than in connection with the Nasdaq De-Listing), and, from and after the Nasdaq De-Listing, there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by OTC Markets or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares, SPAC Public Warrants or SPAC Public Units or terminate the qualification of the SPAC Class A Ordinary Shares, SPAC Public Warrants or SPAC Public Units to be traded on OTC Markets. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares, SPAC Public Warrants or SPAC Public Units under the Exchange Act except as contemplated by this Agreement.”

e.	Section 7.02 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Section 7.02 SPAC Nasdaq Listing; SPAC OTC Markets Trading. From the date of this Agreement until the Nasdaq De-Listing Date, SPAC shall use commercially reasonable efforts to ensure that the SPAC Class A Shares, the SPAC Public Warrants and the SPAC Public Units remain listed on Nasdaq. From and after the date of the First Amendment, SPAC shall take such actions as are reasonably necessary to apply for and effect the qualification of the SPAC Class A Shares, the SPAC Public Warrants and the SPAC Public Units for trading on OTC Markets, which qualification shall take effect as soon as practicable after the date of the First Amendment (and, in any event, no later than ten Business Days following the Nasdaq De-Listing Date). From the Nasdaq De-Listing Date until the Closing, SPAC shall use commercially reasonable efforts to ensure that the SPAC Class A Shares, the SPAC Public Warrants and the SPAC Public Units continue to be qualified to trade on OTC Markets. From the date of this Agreement until the Closing, SPAC shall promptly notify the Company in writing of any communications or correspondence from Nasdaq (or any other securities exchange on which SPAC Securities are listed from time to time) or the SEC with respect to the listing or registration of the SPAC Class A Shares, the SPAC Public Warrants, the SPAC Public Units or other securities of SPAC, compliance with the rules and regulations of Nasdaq (or any other securities exchange on which SPAC Securities are listed from time to time) or the SEC and any potential suspension of listing or delisting or deregistration action contemplated or threatened by Nasdaq (or any other securities exchange on which SPAC Securities are listed from time to time) or the SEC.”

f.	The third sentence of Section 7.04 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“As used in this Section 7.04, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC, Nasdaq or, from and after the Nasdaq De-Listing, OTC Markets.”

g.	Article VII of the Business Combination Agreement is hereby amended to add the following as a new Section 7.07 thereof:

“Section 7.07 SPAC Extension. From and after the date of the First Amendment, SPAC shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Extension Proxy Statement”) for the purpose of (a) amending the SPAC Articles and the Trust Agreement, in each case, to extend the time period for SPAC to consummate a Business Combination from January 30, 2025 to July 30, 2025 (the “Extension Proposal”) and (b) amending the SPAC Articles to remove the requirement from Article 49.4 thereof that SPAC have net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, a Business Combination (the “NTA Proposal”). SPAC shall comply with all applicable rules and regulations promulgated by the SEC, all applicable rules and regulations of Nasdaq or OTC Markets (as applicable), the SPAC Governing Documents and this Agreement in the preparation, filing and distribution of the Extension Proxy Statement, any solicitation of proxies thereunder, the holding of a meeting of the SPAC Shareholders (the “SPAC Extension Shareholders Meeting”) to consider, vote on and approve (i) the Extension Proposal (the “SPAC Extension Approval”) and any SPAC Share Redemptions related thereto and (ii) the NTA Proposal (the “SPAC NTA Approval”). Section 8.02(a)(iii), the first sentence of Section 8.02(a)(iv), Section 8.02(a)(v), Section 8.02(a)(vi), Section 8.02(b)(i) and Section 8.02(b)(ii) shall apply mutatis mutandis to the Extension Proxy Statement, the Extension Proposal, the NTA Proposal, the SPAC Extension Approval, the SPAC NTA Approval and the SPAC Extension Shareholders Meeting, including with respect to any actions to be taken by the SPAC Board in connection with any of the foregoing.”

h.	Section 8.02(a)(iv) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(iv) As promptly as practicable after the Proxy/Registration Statement is declared effective by the SEC, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Shareholders. Each Party shall furnish to the other Parties all information concerning itself and its Subsidiaries, officers, directors, managers and equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of SPAC on Form 8-K pursuant to the Exchange Act in connection with the Transactions or any other statement, filing, notice or application made by or on behalf of Pubco, SPAC, the Company or their respective Affiliates to any regulatory authority (including Nasdaq, OTC Markets, the SEC, TSVX and the CSA) in connection with the Transactions. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq or OTC Markets (as applicable), the SPAC Governing Documents and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Shareholders Meeting and any SPAC Share Redemptions. The Company shall comply in all material respects with all applicable rules and regulations promulgated by the CSA, any applicable rules and regulations of TSXV and OTC Markets, the Company Governing Documents and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder and the calling and holding of the Company Shareholders Meeting. Subject to Section 11.06, (A) the Company, on the one hand, and SPAC, on the other hand, shall each be responsible for and pay 50% of any and all filing fees payable to the SEC in connection with the Proxy/Registration Statement, and (B) SPAC shall be responsible for and pay all fees, costs and expenses for the preparation and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of the Company’s outside counsel, financial advisors, auditors, consultants and other advisors).”

i.	Clause (B) of the second sentence of Section 8.02(b)(i) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(B) obtain the vote or consent of the SPAC Shareholders required by and in compliance with all applicable Laws, Nasdaq rules or OTC Markets rules (as applicable) and the SPAC Governing Documents;”

j.	Section 8.11 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Section 8.11 Delisting and Deregistration. Each of the Parties shall use its commercially reasonable efforts to cause (a) the Company Common Shares to be delisted from OTC Markets and TSXV, and to terminate the registration of the Company with the CSA, as of the Company Amalgamation Effective Time or as soon as practicable thereafter, and (b) the SPAC Units, the SPAC Class A Shares and the SPAC Public Warrants to be delisted from Nasdaq (or be succeeded by the applicable Equity Securities of Pubco) and, from and after the Nasdaq De-Listing, OTC Markets, and to terminate the registration of SPAC with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco), as of the Company Amalgamation Effective Time or as soon as practicable thereafter.”

k.	Section 9.01(j) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(j) After giving effect to any SPAC Share Redemptions, Pubco shall have net tangible assets of at least $5,000,001; provided, however, that the condition in this Section 9.01(j) shall not be applicable in the event the SPAC NTA Approval is validly obtained, and the SPAC Articles are amended in accordance with the SPAC NTA Approval, prior to the Closing Date.”

l.	Section 10.01(b) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(b) by written notice from the Company or SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco) to the other Party if the Closing shall not have occurred by January 30, 2025 (the “Agreement End Date”); provided, however, that in the event the SPAC Extension Approval is validly obtained on or prior to January 30, 2025, the Agreement End Date shall automatically be extended to July 30, 2025; and provided, further, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any Party whose breach or violation (or, in the case of SPAC, a breach or violation by Pubco or Amalco) of any representation, warranty, covenant, obligation or agreement under this Agreement has been the principal cause of the failure of a condition set forth in Article IX to be satisfied on or before such date;”

2.	Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Business Combination Agreement.

3.	Effect of Amendment. This Amendment shall be effective as of the date hereof and shall be integrated into and form part of the Business Combination Agreement upon execution. After giving effect to this Amendment, each reference in the Business Combination Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment, and all references in the Ancillary Agreements to “the Business Combination Agreement”, “the Agreement” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment. Notwithstanding the foregoing, all references in the Business Combination Agreement or the Disclosure Schedules to “the date hereof” or “the date of this Agreement”, or in the Business Combination Agreement or any of the Ancillary Agreements to “the date of the Business Combination Agreement”, “the date of the Agreement” or words of like import, shall (except to the extent any such references are amended (or amended and restated) pursuant to the terms of this Amendment) refer to August 22, 2024, and all references in the Business Combination Agreement to “prior to the date of this Agreement” or words of like import shall mean before the Business Combination Agreement was executed on August 22, 2024. All terms and conditions of the Business Combination Agreement shall remain unchanged except as specifically modified in this Amendment. Where the terms of the Business Combination Agreement conflict with those of this Amendment, however, the terms of this Amendment shall control.

4.	Entire Agreement. This Amendment (together with the Business Combination Agreement) constitutes the entire agreement between the Parties in respect of the subject matter contained herein and therein and supersedes any other Contracts, whether written or oral, that may have been made or entered into by or between any of the Parties or any of their respective Affiliates relating to the subject matter contained herein or therein.

5.	Miscellaneous. The provisions of Sections 11.02 (Waiver), 11.03 (Notices), 11.04 (Assignment), 11.05 (Rights of Third Parties), 11.06(a) (Expenses), 11.07 (Governing Law), 11.08 (Headings; Counterparts), 11.11 (Amendments), 11.13 (Severability), 11.14 (Jurisdiction; WAIVER OF JURY TRIAL), 11.15 (Enforcement) and 11.16 (Non-Recourse) of the Business Combination Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Business Combination Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first written above.

SPAC:

PLUM ACQUISITION CORP. III

By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	President and Chief Executive Officer

COMPANY:

TACTICAL RESOURCES CORP.

By:	/s/ Ranjeet Sundher
Name:	Ranjeet Sundher
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]